THROUGHOUT THIS AGREEMENT, WHERE INFORMATION HAS BEEN REPLACED BY AN ASTERISK (*), THAT INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                                    January 12, 2007

Penny Perfect

AlphaTrade.com

1820-1111 West Georgia St.

Vancouver, BC

Canada V6E-M3

            Re:  Shea Stadium Advertising Agreement

Dear Ms. Perfect:

            I am writing to confirm the agreement reached between Sterling Mets, L.P. (“Sterling”), owner and operator of the New York Mets National League Baseball team (the “Mets”), and AlphaTrade.com (“AlphaTrade”), for sponsorship and advertising rights during the 2007 and 2008 baseball seasons.

Per the agreement, AlphaTrade will receive the following advertising and sponsorship rights during each of the 2007 and 2008 baseball seasons:

1.  The right to advertise AlphaTrade’s online investment management services during Mets home games on two permanent 4’ by 38’ signs on the press level facade at Shea Stadium (the “Stadium”), one located in right field, and the other located in left field, next to the two auxiliary matrix LED scoreboards (the “Pitch Speed LED Scoreboards”) that indicate speed of pitch. AlphaTrade shall be responsible for the cost of fabrication of its signage.

2.  The right to display customized messages, provided by AlphaTrade, promoting AlphaTrade’s online investment management services, which will scroll on the Pitch Speed LED Scoreboards during inning breaks during Mets regular home games.

3.  One 15-second announcement on the Stadium public address system during each Mets home game, promoting either AlphaTrade’s online investment management services or AlphaTrade’s sponsorship of an in-stadium text messaging contest (“TMC”), which TMC shall be subject to the prior approval of Major League Baseball Advanced Media (“MLBAM”).  The TMC announcement shall be made on or before the bottom of the fifth (5th) inning.  AlphaTrade’s logo will be prominently displayed on the Stadium scoreboard during any such announcement.  TMC winners will receive either (i) two tickets to a 2007 or 2008 Mets home game, provided by Sterling, or (ii) a prize to be mutually agreed to by AlphaTrade and Sterling in advance of the TMC.  AlphaTrade will have the option to award an additional grand prize, to be mutually agreed to by the parties.  AlphaTrade will be announced as the provider of any such grand prize.

4.  Advertising inventory with a value of $50,000, based on the applicable rate card, each season during the Term, during Mets and/or other programming on SportsNet New York, with details to be mutually agreed to between the parties.

5.  Sponsorship by AlphaTrade of a mutually agreed upon sweepstakes or TMC (collectively referred to herein as the “Sweepstakes”) to be featured on the official New York Mets website (www.mets.com) (the “Website”), subject to the terms and conditions set forth in Exhibit A hereto. The Sweepstakes and AlphaTrade’s sponsorship thereof shall be promoted in rotating banner advertisements on the Website that will be posted by MLBAM for the duration of the Sweepstakes (approximately 6 to 8 weeks) (the “Sweepstakes Period”), and in one promotional email distributed by MLBAM during the Sweepstakes Period.  The Sweepstakes, banner advertisements and promotional email are subject to the prior approval of MLBAM.  The official rules of the Sweepstakes shall be provided by MLBAM or Sterling, subject to the reasonable approval of AlphaTrade.  The Sweepstakes prize(s) will be provided by Sterling and mutually agreed to between the parties.

6.  Four field level tickets to each Mets regular season home game at the Stadium (and the right to purchase the same seats for any Mets post season games at the Stadium) during the Term.  Such rights shall be limited to the Term hereof, and are not subject to renewal.

7.  Use of one 15-person Diamond View Suite, including food and beverages for 15 guests, on two mutually agreed upon Mets regular season home game dates. AlphaTrade shall be responsible for compliance with all usage rules issued by Sterling applicable to suite holders.

8.  The right to advertise AlphaTrade’s online investment management services in one full page, four-color, print advertisement in the annual New York Mets Yearbook.

9.  Opportunity to use the field at KeySpan Park to play a softball game on one mutually agreed upon date.  AlphaTrade shall secure releases of liability in favor of Sterling and Brooklyn Baseball Company, L.L.C., in a form acceptable to Sterling in its sole discretion, from each individual who will be permitted to enter the field at KeySpan Park for this event.  AlphaTrade will have the right to have up to forty (40) people to participate in the softball game and as many spectators in the seating bowl at KeySpan Park as BBC allows for similar events.

10.  Four tickets to each of five Mets Spring Training home games at Tradition Field, Florida.

11.  The right for AlphaTrade to use the designation “Official Sponsor of the New York Mets” to promote AlphaTrade’s online investment management services, subject to the conditions set forth below.

(a)  Such right is specifically limited to the Term and to the Mets Home Television Territory, as may be amended.  The current Home Television Territory is shown on Exhibit B (see attached).

(b)  Use of the Mets name is non-exclusive and shall be subject to any rules, regulations, agreements, or guidelines of the MLB Entities (as defined herein), as may be amended.

(c)  All materials containing the Mets name must be submitted to Sterling for its prior written approval, in its reasonable discretion.

(d)  AlphaTrade shall indemnify, hold harmless and defend Sterling from and against any and all actions, claims, demands, liabilities, damages or expenses (including attorneys’ fees) arising out of its use of the Mets name.

(e)  Nothing herein shall be construed to convey to AlphaTrade any rights in Sterling’s trademarks, except as expressly granted herein.

12.  Within three days of the execution of the Agreement, a public announcement will be made by both parties as to the completion of a binding agreement that gives AlphaTrade official sponsor status with the Mets.  Further announcements will be made as agreed to by AlphaTrade and the Mets.  If any approvals are required for AlphaTrade from Sterling for the public announcements, such approval shall not be unreasonably delayed or withheld.  AlphaTrade will be able to create and utilize a boilerplate statement about its official sponsor status on its public new announcements, distributed only within the Mets Home Television Territory, in the form attached hereto as Exhibit C.

For the foregoing goods and services, AlphaTrade will pay $* in 2007 and $* in 2008 to Sterling.  (These are net figures and will not be reduced by any commissions or other amounts.)  The 2007 fee shall be due and payable, as follows: $* on April 1, 2007, $* on July 1, 2007, and $* on September 1, 2007. The 2008 fee shall be due and payable, as follows: $* on April 1, 2008, $* on July 1, 2008, and $* on September 1, 2008.

            In the event of a default by AlphaTrade in making any payment due pursuant to this Agreement, which default shall not have been remedied within  five (5) working days after notice of default has been given in writing to AlphaTrade by Sterling, then, in addition to any other remedies which may under the circumstances be available to Sterling, which are expressly reserved, AlphaTrade shall be obligated to pay Sterling, on demand, interest on all unpaid sums at a rate equal to the lesser of twelve (12%) per annum, or the highest rate of interest allowed under New York law.

            Notwithstanding any other provision of this Agreement, this Agreement and any rights or exclusivities granted by Sterling hereunder shall in all respects be subordinate to each of the following, as may be amended from time to time (collectively, “MLB Documents”):  (i) any present or future agreements entered into by, or on behalf of, any of the Major League Baseball (“MLB”) entities or affiliates, or the member Clubs acting collectively (“MLB Entities”), including, without limitation, agreements entered into pursuant to the Major League Constitution, the American and National League Constitutions, the Professional  Baseball Agreement, the Major League Rules, the Interactive Media Rights Agreement, and each agency agreement and operating guidelines among the Major League Baseball Clubs and an MLB Entity, or (ii) the present and future mandates, rules, regulations, policies, bulletins or directives issued or adopted by the Commissioner or the MLB Entities.  The issuance, entering into, amendment, or implementation of any of the MLB Documents shall be at no cost or liability to any MLB entity or affiliate or to any individual or entity related thereto. The territory within which AlphaTrade is granted rights is limited to, and nothing herein shall be construed as conferring on AlphaTrade rights in areas outside of, the Home Television Territory of the Mets, as established and amended from time to time.  No rights, exclusivities or obligations involving the Internet or any interactive or on-line media (as defined by the MLB Entities) are conferred by this Agreement, except as are specifically approved in writing by the applicable MLB entity.

            Additionally, this Agreement shall be subject and subordinate to the lease agreement for Shea Stadium between Sterling and the City of New York.

            Sterling acknowledges and agrees that AlphaTrade may be required by law to file a current report on Form 8-K with the Securities and Exchange Commission (the “SEC”), upon the execution of this Agreement, setting forth the terms of this Agreement.  AlphaTrade undertakes to apply with the SEC for confidential treatment of the fee terms of this Agreement.  Furthermore, AlphaTrade shall have the right to make any filings with the SEC, without the prior approval of Sterling, if such disclosure is required by law, by SEC rules and/or regulations.

            I will forward to you a more complete contract in the near future.  However, please sign below to indicate your assent to the foregoing material terms and return the signed letter to my attention.

            The parties intend to execute a formal contract, and agree to do so in good faith.  However, the parties agree that this letter shall be a binding and enforceable agreement and that absent execution of the more formal contract, a court may supply consistent additional terms as necessary to carry out the parties' intent.

                                                                                    Sincerely,

Agreed to and Accepted by:

AlphaTrade.com

/s/ Penny Perfect                                                                   Date   01/12/2007

By:  Penny Perfect

Title:  Chairman and CEO

Sterling Mets, L.P.

/s/ Paul Danforth

By:  Paul Danforth

Title:  Senior Vice President of Corporate Sales & Services

EXHIBIT A

Terms and Conditions for Mets.com Promotions

1.  AlphaTrade (the “Applicable Sponsor”) will be the Sweepstakes (as defined in the attached Agreement) sponsor, and solely responsible and liable for all aspects of the Sweepstakes, including, but not limited to the Sweepstakes administration, fulfillment, and compliance with applicable law.  Major League Baseball Advance Media (“MLBAM”) will create and operate a landing page and a registration page (the “Promotion Registration Page”) for the Sweepstakes on the New York Mets-branded pages within the MLB.com World Wide Web portal (the “Portal”).  All end user data collected by MLBAM pursuant to the Sweepstakes shall be owned by MLBAM; provided that such data submitted by those end users who shall opt to receive marketing/promotional materials from the Applicable Sponsor via the Promotion Registration Page shall be shared with Sterling and AlphaTrade, subject to applicable law and the MLB.com Privacy Policy and Terms of Use.

2.  Subject to the prior written approval of MLBAM and Sterling as to each such use, the Applicable Sponsor shall have the non-exclusive, non-transferable, non-sublicenseable limited right and license to display the Licensed Properties (defined below) during the Sweepstakes Period on the Applicable Sponsor’s primary corporate website solely for the purpose of promoting the Sweepstakes.  The Licensed Properties (defined below) shall function as a link to the New York Mets-branded pages of the Portal and/or the Promotion Registration Page.

a.  Prohibited Uses.   The Applicable Sponsor must not use the New York Mets word mark or logo (“Licensed Properties”) in any way that: (a) states or implies that the Applicable Sponsor or any third party, cause, belief, product, or service is an agency or branch of any MLB Indemnitee (as defined below), or that, any MLB Indemnitee, or their respective employees endorses, is endorsed by, is affiliated with, sponsors or is sponsored by the Applicable Sponsor, the Applicable Sponsor’s products or services, or any third party, cause, belief, product or service (or any product or service, cause or belief of any Operator affiliate), without the express written permission of the applicable MLB Indemnitee; or (b) reflects adversely on the reputation of any MLB Indemnitee or its respective general or limited partners, members, shareholders, directors, officers, employees, agents or representatives. In addition, the Applicable Sponsor shall not, without the prior written permission of MLBAM, use the Licensed Properties or any other MLB trademark or service mark in connection with any event or in any manner other than in connection with use authorized in the Agreement.  The “MLBAM Indemnitees” shall mean Sterling, MLBAM, the Office of the Commissioner of Baseball, its Bureaus, Committees, Subcommittees and Councils, SportsOnEarth, LLC, Tickets.com, Inc., Major League Baseball Enterprises, Inc., Major League Baseball Properties, Inc. (doing business in its own name and as Major League Baseball Productions), Baseball Television, Inc. (d/b/a Major League Baseball International), the Major League Baseball Clubs, and each of their subsidiaries or affiliated entities, any entity which, now or in the future, controls, is controlled by, or is under common control with the Major League Baseball Clubs or the Office of the Commissioner of Baseball, and the directors, officers and employees of the above entities.

b.  Acknowledgment of Rights.  The MLB Indemnitees reserve all rights in the Licensed Properties not expressly granted to the Applicable Sponsor.  The Applicable Sponsor hereby acknowledges the proprietary nature of all trademarks, service marks, and copyrights (“Property Rights”) owned, controlled, first used, and/or applied for in and/or registered with the U.S. Patent and Trademark Office and/or the Copyright Office, by the MLB Indemnitees, and acknowledges that all rights, title and interest to Property Rights belong to the individual MLB Indemnitees, as the case may be, including any rights under United States and foreign trademark and copyright laws, in all media whether or not known.  The Applicable Sponsor acknowledges that a license from the MLB Indemnitees is required in order to use such Property Rights, and agrees that it will during and after the Term make no use of any such Property Rights, other than as provided in this Agreement, without the prior written consent of the applicable MLB Indemnitee.  Any use the Applicable Sponsor has made or will make of such Property Rights has not conferred or will not confer, as the case may be, any rights or benefits upon it whatsoever, and any rights created by such use shall inure to the benefit of the individual MLB Indemnitees, as the case may be.  The Applicable Sponsor shall obtain no Property Rights in any combination or composite trademark or service mark that may be created or used pursuant to the Agreement.

c.  No Contest; Cooperation.  The Applicable Sponsor must neither contest the validity or scope of the appropriate MLB Indemnitees’ Property Rights nor commit or permit any act or omission by it or any third party that may impair the appropriate MLB Indemnitees’ rights.  The Applicable Sponsor must use reasonable efforts to prevent any third party from infringing or violating the appropriate MLB Indemnitees’ rights in the Property Rights, and must immediately notify MLBAM of any infringement or other act in violation of them.  The Applicable Sponsor must use reasonable efforts to cooperate with MLBAM and the appropriate MLB Indemnitees in the prosecution of any such violations.

d.  Credit.  The Applicable Sponsor must provide the following credit line in an appropriate place in/on any Licensed Use:  “Major League Baseball trademarks and copyrights are used with permission of MLB Advanced Media, L.P.  All rights reserved.”

e.  Except as set forth herein, this Agreement does not authorize the Applicable Sponsor to use any Property Right of any MLB Indemnitee.

3.  The Applicable Sponsor grants to MLBAM during the Sweepstakes Period, a limited, royalty-free, non-exclusive, non-transferable, non-sublicenseable, and revocable license to use, reproduce, and display all of its trade names, trade marks, service marks, merchandise, banners and logos included in the Sweepstakes (collectively, the “Materials”) solely for the purpose of performing the terms and conditions of the Agreement.  No right, property, license, or interest in any Materials owned by the Applicable Sponsor or any of its affiliates is intended to be given to or acquired by Sterling or MLBAM by the execution or the performance of this Agreement.

4.  Except as expressly granted in this Agreement, absolutely no rights for contests, sweepstakes and/or giveaways, involving Major League Baseball-related games or events (including, but not limited to, through the use of tickets thereto as prizes) or other Major League Baseball-related consumer promotions, with or without the use of any of the MLB Indemnitees' trademarks, shall be conveyed by the Agreement to the Applicable Sponsor, and the Applicable Sponsor shall not engage in any such commercial activities.  This section will survive any termination or expiration of this Agreement.

5.  The Applicable Sponsor shall not use any "spyware" or "adware" in connection with the services to be rendered for MLBAM in connection with this Agreement.  The Applicable Sponsor will not distribute any commercial message, or authorize any third party to distribute any commercial message, by means of "spyware" or "adware" in connection with the Portal.  "Spyware" or "adware" is any software which has been downloaded to and/or installed on an Internet user's computer, without the user's active consent, and facilitates the distribution of any commercial message to the user.

6.  Prior to releasing any Materials to Sterling, or authorizing Sterling to use any Materials, Applicable Sponsor will obtain all necessary releases, licenses, permits and other authorizations required to use them.  Applicable Sponsor will indemnify, defend and hold harmless Sterling from all damages, fees, expenses, and costs (including reasonable attorneys’ fees and expenses) resulting from any actual or alleged claim made, or action or suit instituted, arising out of or related to: (a) any actual or alleged unauthorized use of or infringement of any third party trademark, service mark, copyright, patent, right of publicity, right of privacy or other proprietary right of a third party, however denominated, with respect to any Materials; (b) false advertising, fraud or misrepresentation with respect to any Materials, except to the extent such claim action or suit arises from any alteration of the materials by Sterling or MLBAM after they have been approved by MLBAM, Advertiser and the Applicable Sponsor; (c) the Sweepstakes, except for Sterling’s or MLBAM’s activities relating to the Sweepstakes as set forth in the Agreement.  This section will survive any termination or expiration of this Agreement.

7.  In no event will the MLB Indemnitees be liable for any consequential, incidental, punitive, special or indirect damages of any kind.  This section will survive any termination or expiration of this Agreement.  In no event will the MLB Indemnitees’ liability arising from or in connection with the Sweepstakes exceed one hundred ($100) dollars.

8.  Any delay in or failure of performance by Sterling or MLBAM relating to the Sweepstakes will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of Sterling or MLBAM, including acts of God, acts of terrorism, civil disturbances, power outages and governmental restrictions.  Should Sterling or MLBAM not provide advertising availabilities due to the occurrence of any force majeure event described above, Applicable Sponsor’s sole remedy shall be the grant by Sterling or MLBAM of mutually agreed compensatory or “make good” rights follow the cessation of the force majeure event, for example, additional or extended exposure comparable to the advertising rights originally contemplated at no additional cost to the Applicable Sponsor.

EXHIBIT B

New York Mets Home Television Territory

State of New York

State of Connecticut

State of New Jersey, except for the following counties:

      Atlantic                   Gloucester

      Burlington               Mercer

      Camden                  Salem

      Cape May               Cumberland

The following counties in the State of Pennsylvania:

      Carbon                   Pike

      Columbia                Schuylkill

      Lackawanna           Snyder

      Luzerne                  Sullivan

      Lycoming                Susquehanna

      Montour                  Union

      Northumberland      Wayne

      Monroe                   Wyoming

EXHIBIT C

“AlphaTrade is proud to be an official sponsor of the New York Mets.”